AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT

This Agreement amends the Stock Purchase Agreement dated August 18, 2017 (the “Agreement”), by and between Santa Fe Aquisitions, LLC (“Buyer”), Bullard’s Peak Corporation (“BPC”), and Black Hawk Consolidated Mines Company (“Seller”).

RECITALS

WHEREAS, the Agreement required that $1,500,000 of the $3,000,000 Purchase Price be paid Seller by Buyer no later than August 30, 2017 (the “Closing Date”); and

WHEREAS, Buyer failed to pay such $1,500,000 of the Purchase Price by the Closing Date of August 30, 2017, but did pay some more of the Purchase Price after August 30, 2017, and requested Seller enter into an Amendment to the Agreement extending the time for payment of the Purchase Price until January 31, 2018, with the unpaid Purchase Price accruing interest at 12 percent per annum per the Agreement; and

WHEREAS, the parties entered into Amendment No. 1 to Stock Purchase Agreement, a copy of which is attached hereto and incorporated herein as Exhibit A; and

WHEREAS, Buyer failed to pay $500,000 of the Purchase Price by January 31, 2018; and WHEREAS, on August 16, 2018, since Buyer still had not paid the remaining $500,000 of Purchase Price, Seller elected to hold Buyer in default of the Agreement and elected to retain all of the Purchase Price paid to Seller as liquidated damages, and declare the Agreement null and void as to Buyer’s rights to purchase the Stock; copy of which election letter sent to Buyer is attached hereto and incorporated herein as Exhibit B; and

WHEREAS, Buyer desires Seller to reinstate the Agreement and withdraw the August 16, 2018 election to terminate letter of Exhibit B provided Buyer pays Seller $100,000 before 5:00 p.m. central standard time on October 17, 2018 as set forth in Section 1 below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.If, and only if, Buyer pays Seller $100,000 in collectible funds by wire transfer received by Seller by 5:00 p.m. central standard time on October 15, 2018, (a) the Agreement (as amended by Amendment No. 1 and by this Amendment No. 2) shall be reinstated, (b) Seller will be deemed to have rescinded the August 16, 2018 election to terminate the Agreement of Exhibit B attached hereto, (c) the $100,000 payment shall be applied (i) $32,500 to interest from December 1, 2017 to October 15, 2018, (ii) $12,865 to reimburse Seller for the BLM mining claims registrations for 2018 pursuant to Exhibit C; (iii) $5,000 to Seller’s attorney fees, and (iv) $49,635 to the Purchase Price, and (d) Seller will waive all events of default under the Agreement (as Amended) up to the date of this Amendment No. 2 and waives any additional interest, late fees, or other damage claims due to Buyer’s prior breaches of the Agreement  that have occurred up to execution of this Amendment No. 2. If Seller does not receive such $100,000 by wire transfer by 5:00 p.m. central standard time on October 15, 2018, then this Amendment No. 2 shall automatically become null and void and the August 16, 2018 termination letter is deemed to be in full force and effect and Buyer agrees it has no rights under the Agreement and agrees Seller may retain the $2,500,000 paid by Buyer to Seller, and Buyer releases Seller of any and all claims, causes of action, and the like arising from the beginning of time to the date hereof, and Buyer understands and agrees that Seller will have the right to sell the Stock of BPC to another buyer of Seller’s choice.

2.After receiving the $100,000 payment of paragraph 1, the balance of the Purchase Price owed, which is $450,365, shall be paid as follows: (i) $100,000 on or before October 31, 2018, (ii)

$100,000 on or before November 30, 2018, and (iii) $250,365 on or before December 31, 2018. If any payments is not paid in collectible funds by wire transfer to Seller received on or before 5:00 p.m. central standard time by Seller on the dates indicated; then all rights of the Buyer under the Agreement (as amended) shall become automatically null and void and Seller shall retain all monies paid Seller by Buyer as liquidated damages for Buyer’s breach, and Seller shall have no further obligations to Buyer, including but not limited to, any obligation to transfer the Stock to Buyer pursuant to the terms of the Agreement (as amended).

3.Buyer acknowledges Seller has not made any representations or warranties to induce Buyer to sign the Agreement, Amendment No. 1 and/or this Amendment No. 2. Buyer hereby releases, remises, discharges, indemnifies, and holds harmless Seller and BPC, (and their respective officers, directors, shareholders, agents, attorneys, accountants and assigns) from any and all liability, claims, lawsuits, investigations or causes of action regarding the Agreement (including Amendment No. 1 and Amendment No. 2), besides (i) the express obligations of Seller in Section 2.6 of the Agreement and (ii) the obligations of Seller to transfer the Stock, free and clear of liens and encumbrances, to Buyer if Buyer timely makes all payments hereunder, and signs the documents set forth in the Agreement at Closing. Buyer also releases, remises, discharges, indemnifies, and holds harmless any and all shareholders, directors, officers, agents, attorneys, accountants and assigns of Seller and/or BPC from any and all claims or causes of actions, known or unknown, contingent or liquidated, arising from the beginning of time to the date hereof regarding the Agreement, and acknowledges and agrees that it has only contracted with Seller under the Agreement and not with any individual.

4.All capitalized words used herein shall have the same meaning as set forth in the Agreement. The name of Buyer was misspelled in the Agreement; the name is Santa Fe Aquisitions, LLC and this correction is reflected throughout the Agreement.

5.Section 8.1 of the Agreement is modified so that all notices shall be addressed to Buyer at Santa Fe Acquisitions, LLC, c/o Attorney Thomas C. Pritchard, 800 Bering Drive, Suite 201, Houston, TX 77057, email pritchard@bplaw.com, facsimile 832-538-1265.

6.Buyer has orally stated to Seller that Thomas Laws, prior President of Buyer, is no longer the chief executive officer or president of Buyer. As such, Buyer represents and warrants to Seller that the person signing this Amendment No. 2 on behalf of Buyer has good and valid authority to bind Buyer to this Amendment No. 2.

7.If Buyer timely pays all amounts due hereunder, then (i) Sections 2.7(A) of the Agreement will be deleted, and (ii) the Closing will take place on January 2, 2019 at 2:00 p.m. central standard time at the offices of Kilbourn Merchant Corporation, Germantown, Wisconsin pursuant to the remaining terms of the Agreement, with each party delivering to the other the documents and things required in the Agreement (as amended) without regard to the $1,500,000 Promissory Note referenced in Section 2.7 but with regard to the 2 percent NSR.

8.Buyer acknowledges that prior to Closing, Bullard’s Peak will transfer all its rights in the Granada Claim BLM Number 188086 to Robert Rodgers (or his assigns) for past consideration.

9.This Amendment may be executed in any number of counterparts by email signatures and/or facsimile signatures and when put together shall be deemed an original Agreement. This Amendment No. 2 to the Agreement (with Exhibits), the Agreement, and Amendment No. 1 to the Agreement, together constitute the entire Agreement between the Parties.

Dated this day of October, 2018.

SELLER: BLACK HAWK CONSOLIDATED MINES COMPANY		BULLARD’S PEAK CORPORATION

By:		By:
	Trevor Harder, President		Trevor Harder, President

BUYER: SANTA FE AQUISITIONS, LLC

By:

Name:

Title: